Exhibit 99.1

News Release

Investor Relations: Sara Gubins, +1 646 654 8153

Media Relations: Fernanda Paredes, +1 917 291 1196

NIELSEN REPORTS 2nd QUARTER 2020 RESULTS

•	Revenues of $1,496 million decreased 8.1% on a reported basis and decreased 5.9% on a constant currency basis

•	Diluted net loss per share of $(0.08) and adjusted earnings per share of $0.41

•	Revising 2020 guidance: raising adjusted EPS range and adjusted EBITDA margin target, tightening Free Cash Flow range

•	Broad-based optimization plan announced in July to drive approximately $250 million permanent run-rate savings

•	Continued progress on positioning Nielsen Global Connect as a standalone public company

New York, USA – August 05, 2020 – Today, Nielsen Holdings plc (NYSE: NLSN) announced its results for the quarter ended June 30, 2020. The Company also refined its 2020 guidance, raising its adjusted EPS range, raising the low end of its adjusted EBITDA and Free Cash Flow estimates on strong cost discipline, and incorporating the impact of planned business exits on revenue. Additionally, the Company continues to make progress toward the planned separation of Nielsen Global Media and Nielsen Global Connect, with the spin-off transaction expected to close in early 2021.

David Kenny, Chief Executive Officer, commented, “We delivered solid results that were in line or above the outlook we provided in April amid a challenging environment due to the global COVID-19 pandemic, with both Media and Connect executing well. This is a testament to both the commitment and dedication of our teams and the strength of our client relationships. Our clients reacted quickly during a time of crisis to provide consumers with essential goods and services, and we also adapted quickly to provide clients with the essential measurement and analytics they need to drive business decisions in a dynamic environment. We took swift action in response to COVID-19 related revenue pressure by instituting greater discipline around operating costs and capital expenditures, enabling us to minimize the impact on EBITDA and free cash flow in the second quarter.”

Kenny continued, “In July, we announced a broad-based plan to accelerate our business transformation. We are prioritizing resources to focus on key strategic initiatives, higher margin products and services, and greater efficiency, which will drive agility and scale. Importantly, we expect our actions will permanently reduce our cost structure, driving margin expansion, increased cash generation and providing added flexibility to invest in key growth initiatives that will enable us to better serve our clients in rapidly evolving ecosystems. We have confidence in our ability to deliver on our objectives and we are refining our guidance for the full year 2020. We remain focused on the separation of Nielsen Global Media and Nielsen Global Connect, which we expect to complete in the first quarter of 2021. We have two strong businesses and both are well-positioned for their futures as standalone companies.”

Second Quarter 2020 Results

•	2nd quarter revenues were $1,496 million, down 8.1% on a reported basis, or down 5.9% on a constant currency basis, compared to the prior year.
•	Nielsen Global Media revenues decreased 5.3% to $811 million on a reported basis, or a decrease of 4.6% on a constant currency basis, compared to the prior year.
•

Audience Measurement revenues decreased 3.1% on a reported basis, or a decrease of 2.4% on a constant currency basis, reflecting the impact of the COVID-19 pandemic on sports and non-contracted revenue and ongoing pressure in local television.

•

Plan/Optimize revenues decreased 11.1% on a reported basis, or a decrease of 10.3% on a constant currency basis, primarily reflecting the impact of the COVID-19 pandemic on sports, Gracenote auto and short-cycle revenue and ongoing pressure in Telecom.

•	Nielsen Global Connect revenues decreased 11.3% to $685 million on a reported basis, or a decrease of 7.4% on a constant currency basis.
•

Measure revenues decreased 9.3% on a reported basis, or a decrease of 5.0% on a constant currency basis, reflecting the impact of the COVID-19 pandemic on retail measurement services in markets that are heavy in traditional trade.

•

Predict/Activate revenues decreased 15.9% on a reported basis, or a decrease of 13.2% on a constant currency basis, reflecting the impact of the COVID-19 pandemic, particularly in custom insights and innovation, partially offset by the January 2020 acquisition of Precima.

•

Net loss for the second quarter was $30 million on a reported basis, compared to net income of $123 million in the second quarter of 2019. Net loss per share on a diluted basis was $0.08 per share, compared to net income per share on a diluted basis of $0.34 per share for the second quarter of 2019. Net loss was impacted by higher restructuring charges, higher depreciation and amortization expense, and the impairment of long-lived assets related to the exit of certain smaller, underperforming markets and non-core businesses primarily in the Media segment.

•

Adjusted earnings per share was $0.41 per share, compared to $0.53 per share in the prior year, reflecting lower adjusted EBITDA and higher depreciation and amortization year over year, partially offset by lower taxes.

•	Adjusted EBITDA for the second quarter decreased 9.4% to $426 million on a reported basis, or a decrease of 7.6% on a constant currency basis, compared to the prior year.
•

Adjusted EBITDA margin decreased 39 basis points to 28.5% on a reported basis, or 51 basis points on a constant currency basis compared to the prior year, reflecting pressures in both segments from the COVID-19 pandemic and investments in Media, partially offset by cost savings.

•

The reported amounts above were impacted by weaker currencies versus the dollar during the second quarter, which had a 220 basis negative impact on reported revenue growth and a 180 basis negative impact on EBITDA.

Financial Position

•

In June, Nielsen refinanced $1 billion of debt, pushing out maturities and redeeming the $800 million outstanding principal amount of the 4.500% Notes due 2020 and redeeming $200 million of the $625 million outstanding aggregate principal amount of the 5.500% Senior Notes due 2021.

•	As of June 30, 2020, Nielsen’s cash and cash equivalents were $438 million and gross debt was $8,421 million.
•	Net debt (gross debt less cash and cash equivalents) was $7,983 million and Nielsen’s net debt leverage ratio was 4.46x at the end of the quarter.
•

Cash flow from operations increased to $250 million for the second quarter of 2020, from $226 million in the second quarter of 2019. Cash flow performance was primarily driven by working capital improvements and lower tax payments, partly offset by lower EBITDA.

•	Cash taxes were $41 million for the second quarter of 2020, compared to $76 million in the second quarter of 2019.
•	Net capital expenditures were $120 million for the second quarter of 2020, compared to $108 million in the second quarter of 2019.
•	Free cash flow for the second quarter of 2020 increased to $130 million, or $154 million excluding separation-related cost cash flows, compared to $118 million in the second quarter of 2019.

Dividend

On July 16, 2020, our Board of Directors declared a quarterly dividend of $0.06 per share of Nielsen’s common stock. The dividend is payable on September 3, 2020 to shareholders of record at the close of business on August 20, 2020 and is an estimated $21 million.

2020 Full Year Guidance

The Company is refining full year 2020 guidance, as highlighted below:

•	Total revenue growth on a constant currency basis: -4% to -2% (previously -4% to -1%)
•	Adjusted EBITDA margin: 29% - 30% (previously 28.5% - 29.5%)
•	Adjusted EBITDA: $1,800 - $1,860 million (previously $1,790 - $1,860 million)
•	Adjusted earnings per share: $1.50 - $1.62 (previously $1.43 - $1.58)
•	Free cash flow: $480 - $530 million (previously $460 - $530 million)

These estimates exclude $275 - $300 million of cash separation-related costs in 2020, the majority of which will occur close to the separation date.

2020 Guidance Non-GAAP Reconciliations

These reconciliations include preliminary forecasts based on current expectations and include certain assumptions on the classification and timing of certain separation-related costs and the tax deductibility of such costs.

The below table presents a reconciliation from forecasted revenue to revenue on a constant currency basis for our 2020 guidance:

(IN MILLIONS)	2020 Guidance		% Variance Constant Currency	2019 Revenue Constant Currency
Total Revenue	$	~6,160	-4% to -2%	$6,350

The below table presents a reconciliation from Net Income/(Loss) to Adjusted EBITDA for our 2020 guidance:

(IN MILLIONS)
Net income/(Loss)	$(110) - $(70)
Interest expense, net	~370
Provision/(benefit) for income taxes	~135
Depreciation and amortization	~850
Restructuring charges	~160
Impairment of long-lived assets	~45
Share-based compensation expense and Other	~135
Separation-related costs	~235
Adjusted EBITDA	$1,800 – $1,860

The below table presents a reconciliation from Net Income/(Loss) Attributable to Nielsen Shareholders to Adjusted Net Income to calculate Adjusted Earnings per Share (diluted) for our 2020 guidance:

(IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net income/(loss) attributable to Nielsen shareholders	$(120) - $(75)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	~200
Restructuring charges	~160
Impairment of long-lived assets	~45
Share-based compensation expense and Other	~135
Separation-related costs	~235
Tax effect of above items	~(120)
Adjusted earnings	$535 - $580
Adjusted earnings per share	$1.50 – $1.62

The below table presents a reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow for our 2020 guidance. This excludes $275 - $300 million of separation-related costs.

(IN MILLIONS)
Net cash provided by operating activities	$990 - $1,040
Less: Capital expenditures, net	~(510)
Free cash flow	$480 - $530

Conference Call and Webcast

Nielsen will hold a conference call to discuss today’s announcements at 8:00 a.m. U.S. Eastern Time (ET) on August 05, 2020.

Interested parties are encouraged to listen to the webcast as wait times for the call may be longer than normal. The webcast can be found on Nielsen's Investor Relations website at http://nielsen.com/investors. Within the United States, listeners can also access the call by dialing 1+833-502-0473. Callers outside the U.S. can dial 1+236-714-2183. Please note that the conference ID is required to access this call; the conference ID is 9373456.

A replay of the event will be available on Nielsen's Investor Relations website, http://nielsen.com/investors, from 11:00 a.m. Eastern Time, August 5, 2020 until 11:59 p.m. Eastern Time, August 12, 2020. The replay can be accessed from within the United States by dialing +1-800-585-8367. Other callers can access the replay at +1-416-621-4642. The replay pass code is 9373456.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above under “2020 Full Year Guidance,” those related to the impact of the recent coronavirus (COVID-19) pandemic on our business, those regarding our plan to spin-off Nielsen Global Connect as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include, without limitation, the risks related to the COVID-19 pandemic on the global economy and financial markets, the uncertainties relating to the impact of the COVID-19 pandemic on Nielsen's business, the expected benefits and costs of the spin-off transaction, the expected timing of completion of the spin-off transaction, the ability of Nielsen to complete the spin-off transaction considering the various conditions to the completion of the spin-off transaction (some of which are outside Nielsen’s control, including those conditions related to regulatory approvals), business disruption during the pendency of or following the spin-off transaction, diversion of management time on the spin-off transaction-related issues, failure to receive the required shareholder approval of the spin-off transaction, retention of existing management team members, the reaction of customers and other parties to the spin-off transaction, the qualification of the spin-off transaction as a tax-free transaction for U.S. federal income tax purposes (including whether or not an IRS ruling will be obtained), potential dis-synergy costs between Nielsen Global Connect and Nielsen Global Media, the impact of the spin-off transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business and other specific risk factors that are outlined in our disclosure filings and materials, which you can find on http://www.nielsen.com/investors, such as our 10-K, 10-Q and 8-K reports that have been filed with the Securities and Exchange Commission, as well as the registration statement on Form 10 filed by Nielsen SpinCo B.V. with the Securities and Exchange Commission in connection with the spin-off transaction. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors, except as required by law.

About Nielsen

Nielsen Holdings plc (NYSE: NLSN) is a global measurement and data analytics company that provides the most complete and trusted view available of consumers and markets worldwide. Nielsen is divided into two business units. Nielsen Global Media provides media and advertising industries with unbiased and reliable metrics that create a shared understanding of the industry required for markets to function. Nielsen Global Connect provides consumer packaged goods manufacturers and retailers with accurate, actionable information and insights and a complete picture of the complex and changing marketplace that companies need to innovate and grow.

Our approach marries proprietary Nielsen data with other data sources to help clients around the world understand what's happening now, what's happening next, and how to best act on this knowledge.

An S&P 500 company, Nielsen has operations in approximately 100 countries, covering more than 90% of the world's population. For more information, visit www.nielsen.com.

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information. Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors and our Twitter account at http://twitter.com/Nielsen.

Results of Operations—(Three and Six Months Ended June 30, 2020 and 2019)

The following table sets forth, for the periods indicated, the amounts included in our condensed consolidated statements of operations:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2020	2019	2020	2019
Revenues	$1,496	$1,628	$3,055	$3,191
Cost of revenues	664	699	1,385	1,394
Selling, general and administrative expenses	451	483	966	963
Depreciation and amortization (1)	224	185	438	364
Impairment of goodwill and other long-lived assets	45	-	45	-
Restructuring charges	84	12	95	47
Operating income	28	249	126	423
Interest income	-	1	1	3
Interest expense	(91)	(100)	(185)	(199)
Foreign currency exchange transaction gains/(losses), net	3	(1)	(3)	(4)
Other income/(expense), net	(4)	-	(5)	5)
Income/(loss) from continuing operations before income taxes	(64)	149	(66)	228
Benefit/(provision) for income taxes	38	(23)	27	(55)
Net income/(loss)	(26)	126	(39)	173
Net income/(loss) attributable to noncontrolling interests	4	3	9	7
Net income/(loss) attributable to Nielsen shareholders	$(30)	$123	$(48)	$166
Net income/(loss) per share of common stock, basic
Net income/(loss) attributable to Nielsen shareholders	$(0.08)	$0.35	$(0.13)	$0.47
Net income/(loss) per share of common stock, diluted
Net income/(loss) attributable to Nielsen shareholders	$(0.08)	$0.34	$(0.13)	$0.47
Weighted-average shares of common stock outstanding, basic	356,672,845	355,630,327	356,532,069	355,539,038
Dilutive shares of common stock	-	997,381	-	954,854
Weighted-average shares of common stock outstanding, diluted	356,672,845	356,627,708	356,532,069	356,493,892

(1)

Depreciation and amortization associated with tangible and intangible assets acquired in business combinations were $50 million and $101 million, respectively, for the three and six months ended June 30, 2020 and $53 million and $107 million, respectively, for the three and six months ended June 30, 2019.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2020	2019
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$438	$454
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $42 and $28 as of June 30, 2020 and December 31, 2019, respectively	1,131	1,103
Prepaid expenses and other current assets	504	420
Total current assets	2,073	1,977
Non-current assets
Property, plant and equipment, net	402	466
Operating lease right-of-use asset	377	393
Goodwill	5,984	5,993
Other intangible assets, net	4,698	4,881
Deferred tax assets	276	276
Other non-current assets	312	333
Total assets	$14,122	$14,319
Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$1,100	$1,182
Deferred revenues	361	345
Income tax liabilities	-	60
Current portion of long-term debt, finance lease obligations and short-term borrowings	291	914
Total current liabilities	1,752	2,501
Non-current liabilities
Long-term debt and finance lease obligations	8.130	7,395
Deferred tax liabilities	1,016	1,052
Operating lease liabilities	372	370
Other non-current liabilities	645	613
Total liabilities	11,915	11,931
Commitments and contingencies (Note 13)
Equity:
Nielsen shareholders’ equity
Common stock, €0.07 par value, 1,185,800,000 and 1,185,800,000 shares authorized, 356,767,164 and 356,158,879 shares issued and 356,753,964 and 356,149,883 shares outstanding at June 30, 2020 and December 31, 2019, respectively	32	32
Additional paid-in capital	4,359	4,378
Retained earnings/(accumulated deficit)	(1,258)	(1,210)
Accumulated other comprehensive loss, net of income taxes	(1,112)	(1,005)
Total Nielsen shareholders’ equity	2,021	2,195
Noncontrolling interests	186	193
Total equity	2,207	2,388
Total liabilities and equity	$14,122	$14,319

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(IN MILLIONS)	2020	2019
Operating Activities
Net income/(loss)	$(39)	$173
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Share-based compensation expense	27	26
Currency exchange rate differences on financial transactions and other (gains)/losses	8	(1)
Equity in net income/(loss) of affiliates, net of dividends received	1	1
Depreciation and amortization	438	364
Impairment of goodwill and other long-lived assets	45	-
Changes in operating assets and liabilities, net of effect of businesses acquired and divested:
Trade and other receivables, net	(42)	(118)
Prepaid expenses and other assets	42	(4)
Accounts payable and other current liabilities and deferred revenues	(94)	(153)
Other non-current liabilities	(16)	(48)
Interest payable	(5)	6
Income taxes	(120)	(63)
Net cash provided by/(used in) operating activities	245	183
Investing Activities
Acquisition of subsidiaries and affiliates, net of cash acquired	(28)	(60)
Additions to property, plant and equipment and other assets	(14)	(44)
Additions to intangible assets	(218)	(186)
Other investing activities	(2)	-
Net cash provided by/(used in) investing activities	(262)	(290)
Financing Activities
Net borrowings under revolving credit facility	165	296
Proceeds from the issuance of debt, net of issuance costs	978	-
Repayment of debt	(1,029)	(29)
Increase/(decrease) in other short-term borrowings	-	(1)
Cash dividends paid to shareholders	(43)	(249)
Activity from share-based compensation plans	(5)	(4)
Proceeds from employee stock purchase plan	2	2
Finance leases	(36)	(29)
Other financing activities	(11)	(8)
Net cash provided by/(used in) financing activities	21	(22)
Effect of exchange-rate changes on cash and cash equivalents	(20)	(2)
Net increase/(decrease) in cash and cash equivalents	(16)	(131)
Cash and cash equivalents at beginning of period	454	524
Cash and cash equivalents at end of period	$438	$393
Supplemental Cash Flow Information
Cash paid for income taxes	$(93)	$(118)
Cash paid for interest, net of amounts capitalized	$(190)	$(193)

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate our results of operations, financial condition, liquidity and indebtedness. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that, when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance. These non-GAAP measures are also consistent with how management evaluates the company’s operating performance and liquidity. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, we have determined that it is appropriate to make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. No adjustment has been made to foreign currency exchange transaction gains or losses in the calculation of constant currency net income.

Organic Constant Currency Presentation

We define organic constant currency revenue as constant currency revenue excluding the net effect of business acquisitions and divestitures over the past 12 months. Refer to the Constant Currency Presentation section above for the definition of constant currency. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

The below table presents a reconciliation from revenue on a reported basis to revenue on a constant currency basis and organic constant currency basis for the three and six months ended June 30, 2020.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2020 Reported	Three Months Ended June 30, 2019 Reported	% Variance 2020 vs. 2019 Reported	Three Months Ended June 30, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency	Three Months Ended June 30, 2020 Organic	Three Months Ended June 30, 2019 Organic Constant Currency	% Variance 2020 vs. 2019 Organic Constant Currency

Revenues by segment
Measure	$495	$546	(9.3)%	$521	(5.0)%	$495	$521	(5.0)%
Predict/Activate	190	226	(15.9)%	219	(13.2)%	167	216	(22.7)%
Connect	$685	$772	(11.3)%	$740	(7.4)%	$662	$737	(10.2)%

Audience Measurement	$603	$622	(3.1)%	$618	(2.4)%	$603	$618	(2.4)%
Plan/Optimize	208	234	(11.1)%	232	(10.3)%	205	226	(9.3)%
Media	$811	$856	(5.3)%	$850	(4.6)%	$808	$844	(4.3)%
Total	$1,496	$1,628	(8.1)%	$1,590	(5.9)%	$1,470	$1,581	(7.0)%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2020 Reported	Six Months Ended June 30, 2019 Reported	% Variance 2020 vs. 2019 Reported	Six Months Ended June 30 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency	Six Months Ended June 30, 2020 Organic	Six Months Ended June 30, 2019 Organic Constant Currency	% Variance 2020 vs. 2019 Organic Constant Currency

Revenues by segment
Measure	$1,005	$1,085	(7.4)%	$1,043	(3.6)%	$1,005	$1,043	(3.6)%
Predict/Activate	397	424	(6.4)%	412	(3.6)%	354	407	(13.0)%
Connect	$1,402	$1,509	(7.1)%	$1,455	(3.6)%	$1,359	$1,450	(6.3)%

Audience Measurement	$1,218	$1,227	(0.7%	$1,220	(0.2)%	$1,218	$1,220	(0.2)%
Plan/Optimize	435	455	(4.4)%	451	(3.5)%	429	439	(2.3)%
Media	$1,653	$1,682	(1.7%	$1,671	(1.1)%	$1,647	$1,659	(0.7)%
Total	$3,055	$3,191	(4.3)%	$3,126	(2.3)%	$3,006	$3,109	(3.3)%

The below table presents a reconciliation of Net Income and Adjusted EBITDA on a reported basis to a constant currency basis for the three and six months ended June 30, 2020.

(IN MILLIONS) (UNAUDITED)	Three Months Ended June 30, 2020 Reported	Three Months Ended June 30, 2019 Reported	% Variance 2020 vs. 2019 Reported	Three Months Ended June 30, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$(30)	$123	(124.4)%	$116	(125.9)%

Adjusted EBITDA	$426	$470	(9.4)%	$461	(7.6)%

(IN MILLIONS) (UNAUDITED)	Six Months Ended June 30, 2020 Reported	Six Months Ended June 30, 2019 Reported	% Variance 2020 vs. 2019 Reported	Six Months Ended June 30, 2019 Constant Currency	% Variance 2020 vs. 2019 Constant Currency
Net Income/(Loss) attributable to Nielsen Shareholders	$(48)	$166	(128.9)%	$151	(131.8)%

Adjusted EBITDA	$821	$885	(7.2)%	$868	(5.4)%

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense and other non-operating items from our consolidated statements of operations, as well as certain other items that arise outside the ordinary course of our continuing operations specifically described below.

Restructuring charges: We exclude restructuring expenses, which primarily include employee severance, office consolidation and contract termination charges, from our Adjusted EBITDA to allow more accurate comparisons of the financial results to historical operations and forward-looking guidance. By excluding these expenses from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value these assets will generate for us. Furthermore, we believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Impairment of goodwill and other long-lived assets: We exclude the impact of charges related to the impairment of goodwill and other long-lived assets. We believe that the exclusion of these impairments, which are non-cash, allows for more meaningful comparisons of operating results to peer companies. We believe that this increases period-to-period comparability and is useful to evaluate the performance of the total company.

Share-based compensation expense: We exclude the impact of costs relating to share-based compensation. Due to the subjective assumptions and a variety of award types, we believe that the exclusion of share-based compensation expense, which is typically non-cash, allows for more meaningful comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.

Other non-operating expenses, net: We exclude foreign currency exchange transaction gains and losses primarily related to intercompany financing arrangements as well as other non-operating income and expense items, such as, gains and losses recorded on business combinations or dispositions, sales of investments, net income attributable to noncontrolling interests and early redemption payments made in connection with debt refinancing. We believe that the adjustments of these items more closely correlate with the sustainability of our operating performance.

Other items: To measure operating performance, we exclude certain expenses and gains that arise outside the ordinary course of our continuing operations. Such costs primarily include legal settlements, acquisition related expenses, business optimization costs and other transaction costs. We believe the exclusion of such amounts allows management and the users of the financial statements to better understand our financial results.

Separation-related costs: To measure operating performance, we exclude certain separation-related costs that would not be incurred if we were not undertaking a separation of our Global Connect business from Global Media and positioning Global Connect and Global Media to operate as two independent companies. These costs include: third-party advisor costs, tax friction, technology related spend, and incremental costs of beginning to operate as two independent companies. We believe that exclusion of these costs will allow users of our financial statements to better understand our financial performance in 2020.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Adjusted EBITDA margin is Adjusted EBITDA for a particular period expressed as a percentage of revenues for that period.

We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance.

Adjusted EBITDA should not be considered as an alternative to net income or loss, operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted Earnings per Share

We define Adjusted Earnings per Share as net income attributable to Nielsen shareholders per share (diluted) from continuing operations from our consolidated statements of operations, excluding depreciation and amortization associated with acquired tangible and intangible assets, restructuring charges, impairment of goodwill and other long-lived assets, share-based compensation expense, other non-operating items from our consolidated statements of operations, certain other items considered unusual or non-recurring in nature and separation-related costs, adjusted for income taxes related to these items. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operating performance.

The below table presents reconciliations from net income to Adjusted EBITDA for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net Income/(Loss) attributable to Nielsen shareholders	$(30)	$123	$(48)	$166
Interest expense, net	91	99	184	196
Provision/(benefit) for income taxes	(38)	23	(27)	55
Depreciation and amortization	224	185	438	364
EBITDA	247	430	547	781
Other non-operating expense, net	5	4	17	6
Restructuring charges	84	12	95	47
Impairment of long-lived assets	45	-	45	-
Share-based compensation expense	11	11	27	26
Separation-related costs (b)	26	-	61	-
Other items (a)	8	13	29	25
Adjusted EBITDA	$426	$470	$821	$885
(a)

For the three and six months ended June 30, 2020, other items primarily consist of business optimization costs and transaction related costs. For the three and six months ended June 30, 2019, other items primarily consist of business optimization costs, including strategic review costs, and transaction related costs.

(b)

Separation-related costs consists of costs that would not have been incurred if we were not undertaking the separation of the Nielsen Global Connect business from the Nielsen Global Media business and positioning Global Connect and Global Media to operate as two independent companies.

The below table presents reconciliations from diluted net income per share to Adjusted earnings per share for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net Income/(Loss) attributable to Nielsen shareholders per share of common stock, diluted	$(0.08)	$0.34	$(0.13)	$0.47
Depreciation and amortization associated with acquisition-related tangible and intangible assets	0.14	0.15	0.28	0.30
Restructuring	0.24	0.03	0.27	0.13
Impairment of long-lived assets	0.13	-	0.13	-
Share-based compensation	0.03	0.03	0.08	0.07
Other non-operating (income)/expense, net	0.00	0.00	0.02	0.00
Other items (a)	0.03	0.04	0.08	0.07
Separation-related costs (b)	0.07	-	0.17	-
Tax effect of above items	(0.13)	(0.08)	(0.23)	(0.17)
Discrete tax benefit/(provision)	-	0.01	0.04	0.01
Adjusted earnings per share	$0.41	$0.53	$0.70	$0.88

(a)

For the three and six months ended June 30, 2020, other items primarily consist of business optimization costs and transaction related costs. For the three and six months ended June 30, 2019, other items primarily consist of business optimization costs, including strategic review costs, and transaction related costs.

(b)

Separation-related costs consists of costs that would not have been incurred if we were not undertaking the separation of the Nielsen Global Connect business from the Nielsen Global Media business and positioning Global Connect and Global Media to operate as two independent companies.

Free Cash Flow

We define free cash flow as net cash provided by operating activities, less capital expenditures, net. We believe providing free cash flow information provides valuable supplemental liquidity information regarding the cash flow that may be available for discretionary use by us in areas such as the distributions of dividends, repurchase of common stock, voluntary repayment of debt obligations or to fund our strategic initiatives, including acquisitions, if any. However, free cash flow does not represent residual cash flows entirely available for discretionary purposes; for example, the repayment of principal amounts borrowed is not deducted from free cash flow. Key limitations of the free cash flow measure include the assumptions that we will be able to refinance our existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free cash flow is not a presentation made in accordance with GAAP. The following table presents reconciliation from net cash provided by operating activities to free cash flow and free cash flow, excluding separation-related cost cash flows:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2020	2019	2020	2019
Net cash provided by operating activities	$250	$226	$245	$183
Less: Capital expenditures, net	(120)	(108)	(232)	(230)
Free cash flow	$130	$118	$13	$(47)
Separation-related cost cash flows	24	-	24	-
Free cash flow, excluding separation-related cost cash flows	$154	$118	$37	$(47)

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of June 30, 2020 is as follows:

(IN MILLIONS) (Unaudited)
Gross debt as of June 30, 2020	$8,421
Less: Cash and cash equivalents as of June 30, 2020	(438)
Net debt as of June 30, 2020	$7,983

Adjusted EBITDA for the year ended December 31, 2019	$1,853
Less: Adjusted EBITDA for the six months ended June 30, 2019	885
Add: Adjusted EBITDA for the six months ended June 30, 2020	821
Adjusted EBITDA for the twelve months ended June 30, 2020	$1,789

Net debt leverage ratio as of June 30, 2020	4.46x